Exhibit 99.2

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial position and results of operations and should be read in conjunction with the information set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, under “Item 1A. Risk Factors,” and in “Item 7A. Quantitative and Qualitative Disclosures about Market Risk,” and with our consolidated financial statements and notes thereto under ”Item 8. Financial Statements and Supplementary Data” filed as Exhibit 99.3 to this report.

Overview

PrivateBancorp was organized as a Delaware corporation in 1989 to serve as the holding company for a Chicago-based de novo bank. We currently have 13 banking offices, a mortgage company and an 80% interest in Lodestar, an asset manager. Our flagship downtown Chicago location opened in 1991. We expanded to Wilmette in north suburban Cook County in 1994 and Oak Brook in west suburban DuPage County in 1997. We established the St. Charles office in the Fox Valley in January 2000, in connection with our purchase of Towne Square Financial Corporation (a company which was in the process of forming a de novo bank) in August 1999. In February 2000, we consummated our acquisition of Johnson Bank Illinois adding two additional locations in Lake Forest and Winnetka, Illinois. On June 23, 2000, PrivateBancorp capitalized The PrivateBank - St. Louis. In May 2001, The PrivateBank - Chicago opened a second office in the Fox Valley area in Geneva, Illinois. In December 2002, The PrivateBank - Chicago acquired an 80% controlling interest in Lodestar, a Chicago-based investment adviser with $689.2 million of assets under management at December 31, 2005. Lodestar is a subsidiary of The PrivateBank - Chicago. On June 15, 2004, the Company formed a new subsidiary, The PrivateBank Mortgage Company, as a result of the acquisition of Corley Financial Corporation, a Chicago based mortgage banking firm. On January 27, 2005, the Company opened a new Chicago banking office in Chicago’s Gold Coast neighborhood. The PrivateBank - Wisconsin opened its permanent space at 743 N. Water Street in downtown Milwaukee in September 2005. On June 20, 2005, the Company completed its acquisition of Bloomfield Hills Bancorp, Inc., including its bank subsidiary, The Private Bank, now known as The PrivateBank - Michigan, and a mortgage banking subsidiary. The PrivateBank - Michigan has three banking offices located in the suburban Detroit communities of Bloomfield Hills, Grosse Pointe, and Rochester. The PrivateBank - Michigan also operates a trust and wealth management unit and a mortgage banking subsidiary. During 2005 and early 2006, we entered into three new leases for larger office space for established offices in Oak Brook and Geneva, Illinois and for a new office in Chesterfield, Missouri, which is scheduled to open in temporary space in March 2006 and in a permanent location during the second quarter 2006. The Chicago headquarters will relocate to 70 W. Madison during the third quarter 2006.

We completed our initial public offering in June of 1999. Since year-end 2001 to December 31, 2005, we have grown our asset base at a compounded annual rate of 33% to $3.5 billion. During the same period, loans have grown at a compounded annual rate of 34% to $2.6 billion, deposits at a compounded annual rate of 33% to $2.8 billion and core deposits at a compounded annual rate of 29% to $2.2 billion. Wealth Management assets under management grew at a compounded annual rate of 26% to $2.4 billion. Diluted earnings per share (EPS) have grown at a compounded annual rate of 36% to $1.58 (split-adjusted) since year-end 2001. Excluding loans acquired from The PrivateBank - Michigan, loans grew at a compounded annual rate of 31% from year-end 2001 to December 31, 2005. Excluding deposits acquired from The PrivateBank - Michigan, deposits grew at a compounded annual rate of 29% from year-end 2001 to December 31, 2005. Excluding wealth management assets acquired from The PrivateBank - Michigan, wealth management assets grew at a compounded annual rate of 32% from year-end 2001 to December 31, 2005.

For financial information regarding our four separate lines of business, The PrivateBank - Chicago, The PrivateBank - St. Louis, The PrivateBank - Michigan, Wealth Management Services and Holding Company Activities, see “Operating Segments Results” beginning on page 21 and “Note 2—Operating Segments” to our consolidated financial statements as of and for the year ended December 31, 2005, included on page 52.

The profitability of our operations depends on our net interest income, provision for loan losses, non-interest income, and non-interest expense. Net interest income is dependent on the amounts and yields of interest-earning assets as compared to the amounts and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market rates of interest as well as to the execution of our asset/liability management strategy. The provision for loan losses is affected by changes in the loan portfolio, management’s assessment of the collectability of the loan portfolio, loss experience, as well as economic and market factors.

Non-interest income consists primarily of Wealth Management fee revenue, mortgage banking income, bank owned life insurance and to a lesser extent, fees for ancillary banking services. Net securities gains and net gains on an interest rate swap are also included in non-interest income. Non-interest income from fees and deposit service charges are below peer group levels. This is largely the result of the profile of our typical client. Our clients tend to have larger deposit account balances than customers of traditional banks. Because average balances tend to be high, we do not earn high service charge income typical of many retail banks.

Non-interest expenses are heavily influenced by the growth of operations. Our growth directly affects the majority of our expense categories. Our largest expense categories are salaries and benefits, occupancy expense (net) and professional fees.

Critical Accounting Policies

Generally accepted accounting principles are complex and require management to apply significant judgment to various accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply these principles where actual measurements are not possible or practical. Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements included herein. Reference should also be made to our significant accounting policies set out in the notes to consolidated financial statements, beginning on page F-8. Below is a discussion of our critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements. Actual results could differ from those estimates. Management has reviewed the application of these policies with the Audit Committee of the Company’s Board of Directors.

For PrivateBancorp, Inc., accounting policies that are viewed as critical to us are those relating to estimates and judgments regarding the determination of the adequacy of the allowance for loan losses and the estimation of the valuation of goodwill and the useful lives applied to intangible assets.

Allowance for Loan Losses

We maintain an allowance for loan losses at a level management believes is sufficient to absorb credit losses inherent in our loan portfolio. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based on a review of available and relevant information. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships as well as probable losses inherent in our loan portfolio and credit undertakings that are not specifically identified. Our allowance for loan losses is reassessed quarterly to determine the appropriate level of the allowance. The amount of the allowance for loan losses is determined based on a variety of factors, including assessment of the credit risk of the loans in the portfolio, evaluation of watch list loans, volume of loans in the portfolio, delinquent loans, impaired loans, evaluation of current economic conditions in the market area, actual charge-offs and recoveries during the period and historical loss experience. The unallocated portion of the reserve involves the exercise of judgment by management and reflects various considerations, including management’s view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating credit losses.

Management adjusts the allowance for loan losses by recording a provision for loan losses in an amount sufficient to maintain the allowance at the level determined appropriate. Loans are charged-off when deemed to be uncollectible by management. We believe that the allowance for loan losses is adequate to provide for estimated probable credit losses inherent in our loan portfolio. The allowance for loan losses as a percentage of total loans was 1.13% as of December 31, 2005, compared to 1.15% at December 31, 2004.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company performs an annual goodwill impairment test in accordance with FAS No. 142, which requires that goodwill and intangible assets that have indefinite lives no longer be amortized but be reviewed for impairment annually, or more frequently if certain indicators arise. Prior to the adoption of FAS No. 142, goodwill was being amortized using the straight-line method over a period of 15 years. Impairment losses on recorded goodwill, if any, will be recorded as operating expenses.

Goodwill is “pushed down” to business segments at acquisition. Fair values of reporting units are determined using either discounted cash flow analyses based on internal financial forecasts or, if available, market-based valuation multiples for comparable businesses. No impairment was identified as a result of the testing performed during 2005 or 2004. Note 1(o) contains additional information regarding goodwill and the carrying values by segment.

Customer intangibles acquired in connection with the acquisition of Lodestar are amortized over an estimated useful life of 15 years. Customer intangibles acquired in connection with the acquisition of The PrivateBank - Michigan will be amortized over 10 years using an accelerated method of amortization.

CONSOLIDATED RESULTS OF OPERATIONS

Net Income

Our net income for the year ended December 31, 2005 was $30.9 million, or $1.46 per diluted share, compared to $25.3 million, or $1.22 per diluted share, for the year ended December 31, 2004, and $17.7 million, or $0.99 per diluted share, for the year ended December 31, 2003. Our 2005 diluted earnings per share increased 20% as compared to 2004 earnings per share, and 23% as compared to 2003 earnings per share.

The increase in net income for 2005 compared to 2004 is primarily attributable to increases in interest earning assets and growth in fee income, mainly from increases in wealth management revenue. The acquisition of The PrivateBank - Michigan was accretive in 2005, including the consideration of all transaction costs. Our income growth was offset by growth in non-interest expense, evidenced by our efficiency ratio remaining at 52% at December 31, 2005, even with the prior year period.

The increase in net income for 2004 compared to 2003 is primarily attributable to growth in the balance sheet, particularly increases in loans, which were funded by growth in deposits and stabilization of our net interest margin. Increased fee income, mainly from increases in wealth management revenue, also contributed to the improvement in net income during 2004.

Net Interest Income

Net interest income is the difference between interest income and fees on earning assets and interest expense and amortization of fees on deposits and borrowings. Interest income includes amortization of loan origination fees recorded from loans. Interest expense includes amortization of prepaid fees on brokered deposits and issuance costs of trust preferred securities. Net interest margin represents the net interest income on a tax equivalent basis as a percentage of average earning assets during the period. Net interest margin reflects the spread between average yields earned on interest earning assets and the average rates paid on interest bearing deposits and borrowings. The volume of non-interest bearing funds, largely comprised of demand deposits and capital, also affects the net interest margin.

Net interest income was $96.4 million for the year ended December 31, 2005, compared to $73.5 million for 2004, an increase of 31%. Net interest income is affected by both the volume of assets and liabilities held and the corresponding rates earned and paid. The increase in net interest income for 2005 is primarily attributable to growth in earning assets. Average earning assets for 2005 were $2.8 billion compared to $2.1 billion for 2004, an increase of 33%. Our net interest margin (on a tax equivalent basis) was 3.57% for the year ended December 31, 2005 compared to 3.67% for the prior year.

During 2005, increased volumes of interest earning assets at higher rates were offset by increased interest rates on liabilities. Our cost of funds was greater during 2005 than 2004, 3.19% compared to 2.13%, respectively, and our earning assets yielded 6.40% in 2005 compared to 5.53% in 2004. Non-interest bearing funds impact net interest margin since they represent non-interest bearing sources of funds that are deployed in interest bearing assets. Non-interest bearing funds positively impacted net interest margin by 0.36% at December 31, 2005 and by 0.27% at December 31, 2004.

During 2005, our net interest margin was impacted by increases in the costs of our average interest bearing liabilities throughout the year. During 2005, total cost of funds increased by 105 basis points from 2004, as a result of volume increases and increases in wholesale funding costs, time deposit rates, and increased interest expense related to the $50.0 million of trust preferred securities issued on June 20, 2005 in connection with The PrivateBank - Michigan acquisition. The 100 basis point increase in our cost of funds was partially offset by improvements in our yield on earnings assets, which increased by 92 basis points during the year due primarily to increased loan volumes and increases in the prime rate, which increased 190 basis points over the course of the year. Margin was also compressed because of reduced dividends on our investment in FHLB (Chicago) stock. The Company’s annualized yield on this investment was 5.50% in 2005 compared to 6.11% for 2004. During 2005, dividends received on our investment in FHLB (Chicago) stock represented $9.2 million, or 5%, of our interest income on a tax equivalent basis, for the year, compared to 11% for the prior year.

We expect our net interest margin to remain stable or improve slightly if market interest rates increase relative to 2005 levels. Alternatively, if market interest rates decrease, we expect our net interest margin to experience pressure. Approximately 70% of the loan portfolio is indexed to the prime rate of interest or otherwise adjusts with other short-term interest rates. The rising interest rate environment that we experienced in 2005 increased the impact of our non-interest bearing funds on our overall net interest margin and also offset the decline in net interest spread on a year-over-year basis.

During 2004, increased volumes of interest earning assets at higher rates were offset by increased interest rates on liabilities. Our cost of funds was greater during 2004 than 2003, 2.13% compared to 2.04%, respectively, and our earning assets yielded 5.53% in 2004 compared to 5.50% in 2003. Non-interest bearing funds impact net interest margin since they represent non-interest bearing sources of funds that are deployed in interest bearing assets. Non-interest bearing funds positively impacted net interest margin by 0.27% at December 31, 2004 and by 0.20% at December 31, 2003.

During 2004, our net interest margin was impacted by increases in the costs of our average interest bearing liabilities throughout the year. We lengthened the maturity of funding sources, with a resulting increase in our cost of funds. The increase in cost of funds was primarily due to increases in money market deposit rates, some of which are tied to prime, as well as higher rates paid on short-term borrowings and FHLB advances. The increase in our cost of funds was partially offset by improvements in our yield on earnings assets, which were positively impacted by the increases in the prime rate of interest. The rising interest rate environment that we experienced in 2004 increased the impact of our non-interest bearing funds on our overall net interest margin and also offset the decline in net interest spread on a year-over-year basis.

A changing interest rate environment has an effect on our net interest margin. Approximately 70% of the loan portfolio is indexed to the prime rate of interest or otherwise adjusts with other short-term interest rates and may reprice faster than our deposits and floating rate borrowings. Currently, the interest rate yield curve is inverted which means that shorter term rates are higher than certain long-term rates. An inverted yield curve has the effect of compressing net interest margin as shorter term funding sources become more expensive and longer term assets experience declining yields. We expect to renew our maturing funding sources at higher rates than what we are currently recognizing. Over the long term, we expect our net interest margin to benefit during a rising interest rate environment and alternatively, if market interest rates decrease, we expect our net interest margin to decrease.

The following table presents a summary of our net interest income and related net interest margin, calculated on a tax equivalent basis (dollars in thousands):

	Year Ended (dollars in thousands)
	2005			2004			2003
	Average Balance(1)	Interest	Rate	Average Balance(1)	Interest	Rate	Average Balance(1)	Interest	Rate
Fed funds sold and other short-term investments	$14,730	$500	3.39%	$2,358	$40	1.69%	$6,348	$68	1.07%
Tax-exempt municipal securities	206,820	14,356	6.94%	212,873	14,451	6.79%	148,203	10,304	6.95%
US Government Agencies, MBS, CMOs and Corporate CMOs	350,093	16,845	4.81%	287,448	10,155	3.44%	207,655	5,458	2.38%
Taxable municipal securities	3,839	288	7.51%	3,855	291	7.55%	3,981	297	7.45%
FHLB stock	167,012	9,191	5.50%	209,759	12,807	6.11%	190,705	11,232	5.89%
Other securities	3,438	146	4.24%	4,376	248	5.68%	7,682	476	6.19%
Total Taxable Investments	$524,382	$26,470	5.05%	$505,438	$23,501	4.65%	$410,023	$17,463	4.26%

Commercial, Construction and Commercial Real Estate Loans	1,677,839	115,179	6.86%	1,135,185	66,048	5.82%	846,085	50,614	6.00%
Residential Real Estate Loans	159,745	8,777	5.49%	89,625	4,891	5.46%	81,833	4,978	6.08%
Personal Loans	242,906	15,657	6.45%	179,486	8,560	4.77%	154,485	7,201	4.66%
Total Loans	2,080,490	139,613	6.71%	1,404,296	79,499	5.66%	1,082,403	62,793	5.80%
Total earning assets	$2,826,422	$180,939	6.40%	$2,124,965	$117,491	5.53%	$1,646,977	$90,628	5.50%

Allowance for Loan Losses	(23,725)			(17,087)			(13,109)
Cash and Due from Banks	33,043			30,387			36,548
Other Assets	139,761			84,439			64,887
Total Average Assets	$2,975,501			$2,222,704			$1,735,303

Interest Bearing Demand accounts	114,743	864	1.38%	90,888	548	0.56%	74,926	553	0.74%
Regular Savings Accounts	15,920	101	0.63%	13,758	115	0.84%	8,375	77	0.92%
Money Market Accounts	1,051,843	30,461	2.83%	709,165	12,347	1.75%	488,232	6,348	1.30%
Time Deposits	441,518	14,374	3.26%	320,574	6,900	2.15%	325,284	7,367	2.26%
Brokered Deposits	446,197	16,849	3.78%	391,824	11,060	2.82%	397,707	9,567	2.41%
Total Deposits	$2,070,221	$62,649	3.03%	$1,526,209	$30,970	2.03%	$1,294,524	$23,912	1.85%

FHLB advances	269,570	10,473	3.89%	249,296	6,015	2.41%	156,225	3,753	2.40%
Other borrowings	116,613	2,894	2.48%	66,423	644	0.97%	19,226	750	3.90%
Trust preferred securities	53,634	4,016	7.49%	20,000	1,939	9.70%	20,000	1,939	9.70%
Total interest-bearing liabilities	$2,510,038	80,032	3.19%	$1,861,928	39,568	2.13%	$1,489,975	30,354	2.04%

Non-Interest Bearing Deposits	$214,827			$151,589			$103,073
Other Liabilities	34,833			26,370			17,005
Stockholders' Equity	215,803			182,817			125,250
Total Average Liabilities & Stockholders' Equity	$2,975,501			$2,222,704			$1,735,303
Tax equivalent net interest income(3)		$100,907			$77,923			$60,274
Net interest spread(4)		96,400	3.21%		73,542	3.40%		57,140	3.46%
Effect of non interest bearing funds		4,507	0.36%		4,381	0.27%		3,134	0.20%
Net interest margin(3)(5)			3.57%			3.67%			3.66%
_______________________
(1) Average balances were generally computed using daily balances.

(2) Nonaccrual loans are included in the average balances and do not have a material effect on the average yield. Interest due on non-accruing loans was not material for the periods presented.
(footnotes continued on next page)

(3) We adjust GAAP reported net interest income by the tax equivalent adjustment amount to account for the tax attributes on federally tax exempt municipal securities. The total tax equivalent adjustment reflected in the above table is $4.5 million, $4.4 million and $3.1 million for the year ended December 31, 2005, 2004, and 2003, respectively. For GAAP purposes, tax benefits associated with federally tax-exempt municipal securities are reflected in income tax expense. The following table reconciles reported net interest income to net interest income on a tax equivalent basis for the periods presented:

Reconciliation of year-to-date net interest income to year-to-date net interest income on a tax equivalent basis (dollars in thousands)
	For the year ended December 31,
	2005	2004	2003
Net interest income	$96,400	$73,542	$57,140
Tax equivalent adjustment to net interest income	4,507	4,381	3,134
Net interest income, tax equivalent basis	$100,907	$77,923	$60,274

(4) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5) Net interest income, on a tax-equivalent basis, divided by average interest-earning assets.

The following table shows the dollar amount of changes in interest income and interest expense by major categories of interest-earning assets and interest-bearing liabilities attributable to changes in volume or rate or a mix of both, for the periods indicated, calculated on a tax equivalent basis. Volume variances are computed using the change in volume multiplied by the previous year’s rate. Rate variances are computed using the changes in rate multiplied by the previous year’s volume.

	Year Ended December 31,
	2005 Compared to 2004				2004 Compared to 2003
Change due to rate		Change due to volume	Change due to mix	Total change	Change due to rate	Change due to volume	Change due to mix	Total change
(dollars in thousands)
Federal funds sold and other short-term investments	$39	$207	$214	$460	$39	$(42)	$(25)	$(28)
Investment securities: taxable	2,101	873	(5)	2,969	1,585	4,028	425	6,038
Investment securities: non-taxable(1)	326	(411)	(10)	(95)	(244)	4,496	(104)	4,148
Loans, net of unearned discount	14,995	37,866	7,253	60,114	(1,666)	18,521	(149)	16,706
Total tax-equivalent interest income(1)	17,461	38,535	7,452	63,448	(286)	27,003	147	26,864
Interest bearing deposits	15,301	11,009	5,369	31,679	2,285	4,280	493	7,058
Funds borrowed	4,228	1,462	1,018	6,708	(801)	3,550	(592)	2,157
Trust preferred securities	(442)	3,261	(742)	2,077	—	—	—	—
Total interest expense	19,087	15,732	5,645	40,464	1,484	7,830	(99)	9,215
Net tax-equivalent interest income(1)	$(1,626)	$22,803	$1,807	$22,984	$(1,770)	$19,173	$246	$17,649

(1)
Interest income on tax-advantaged investment securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total tax equivalent adjustment reflected in the above table is approximately $4,507,000, $4,381,000, and $3,133,000, in the years ending 2005, 2004 and 2003.

Provision for Loan Losses

We provide for an adequate allowance for loan losses that are probable and reasonably estimable in the portfolio. The provision for loan losses reflects management’s latest assessment of the inherent losses in the loan portfolio. Our allowance for probable loan losses is reassessed quarterly to determine the appropriate level of the reserve. Our analysis is influenced by the following factors: credit quality of loans, the volume and quality of loans in the portfolio, historical loss experience, and economic conditions. A discussion of the allowance for loan losses and the factors on which provisions are based begins on page 50.

The changes recorded in the components of the allowance for loan losses resulted in a provision for loan losses of $6.5 million for the year ended December 31, 2005, up from $4.4 million for each of the years ended December 31, 2004 and 2003. We added $315.6 million of loans and $3.6 million of allowance for loan loss from The PrivateBank - Michigan at its acquisition date. The Chicago and St. Louis banks continued to experience strong loan growth in 2005 and 2004, principally in residential real estate, construction and personal loan categories, however our credit quality remained strong. Net recoveries for the year ended December 31, 2005 were $250,000 compared to net charge-offs of $513,000 for the year ended December 31, 2004 and net charge-offs of $858,000 during 2003.

Non-interest Income

	For the Year Ended December 31,
	2005	2004	2003
	(in thousands)
Wealth management fee revenue	$9,945	$8,316	$6,630
Mortgage banking income	3,886	2,856	3,474
Banking and other services	2,847	2,153	1,798
Bank owned life insurance	1,429	876	525
Total banking, wealth management, mortgage banking and other income	$18,107	$14,201	$12,427

Non-interest income increased by $4.7 million or 33.0%, to $19.0 million for the year ended December 31, 2005 compared to $14.3 million for the year ended December 31, 2004. Non-interest income in 2005 includes the recognition of net investment securities gains of $499,000 during 2005, compared to gains of $968,000 million in the prior year period. The fair market value adjustment on a $25.0 million 10-year for three-month LIBOR interest rate swap resulted in gains of $404,000 for the year ended December 31, 2005, compared to losses of $870,000 in the prior year period. Mortgage banking income increased to $3.9 million from $2.9 million in the prior year period primarily due to increased business at The PrivateBank Mortgage Company and the inclusion of $409,000 of mortgage banking income from The PrivateBank - Michigan since its acquisition on June 20, 2005. Banking and other services income increased by $694,000 over the prior year due to growth in the Company.

Wealth management fee revenue totaled $9.9 million for 2005, an increase of $1.6 million, or 19%, from 2004 levels of $8.3 million. The year-over-year increase in wealth management income was partially due to the inclusion of $753,000 of income generated by The PrivateBank - Michigan since its acquisition on June 20, 2005, and the addition of new business. Our trust business contributed $6.3 million of revenue during the year compared to $4.6 million during the prior year and reflects growth of net new business from 2005. Wealth Management assets under management increased 41% to $2.4 billion at year-end 2005, compared to $1.7 billion at December 31, 2004. Lodestar’s assets under management at December 31, 2005 were $689.2 million, The PrivateBank - Michigan’s assets under management were $506.5 million and trust assets managed by The PrivateBank - Chicago, were $1.4 billion at December 31, 2005.

Wealth management fee revenue totaled $8.3 million for 2004, an increase of $1.7 million, or 25%, from 2003 levels of $6.6 million. The year-over-year increase in wealth management income was primarily due to growth in our trust fee income of $1.1 million or 31%, due to growth in new accounts during 2004. Lodestar fee revenue increased by $581,000 or 19% during 2004 as compared to 2003. Our trust business contributed $4.6 million of revenue during the year compared to $3.5 million during the prior year. Including Lodestar, Wealth Management assets under management increased 16% to $1.7 billion at year-end 2004, compared to $1.5 billion at December 31, 2003. Lodestar’s assets under management at December 31, 2004 were $648.8 million. Trust assets managed by The PrivateBank - Chicago, not including Lodestar, were $1.1 billion at December 31, 2004.

During 2005, 2004, and 2003 we recognized income of $1.4 million, $876,000, and $525,000, respectively, related to the increased cash surrender value of bank owned life insurance (BOLI) policies. Income recognized on this product increased in 2005 as compared to 2004 primarily due to the inclusion of $96,000 of BOLI income from The PrivateBank - Michigan’s $5.3 million BOLI policy. Income increased in 2004 as compared to 2003 due to the purchase of an additional $22.0 million of BOLI in the second quarter of 2004. These policies cover certain higher-level employees who are deemed to be significant contributors to us. All employees included in this policy are aware and have consented to the coverage. The cash surrender value of BOLI at December 31, 2005 was $40.9 million, compared to $34.1 million at December 31, 2004 and $11.3 million at December 31, 2003, and is included in other assets on the balance sheet.

Residential mortgage fee income was $3.9 million during 2005 compared to $2.9 million during the prior year. The growth in residential mortgage fee income between years is primarily due to increased business at The PrivateBank Mortgage Company, which totaled $2.7 million, fee income generated by The PrivateBank - St. Louis of $1.8 million, and the inclusion of revenue generated of $407,000 by The PrivateBank - Michigan.

Residential mortgage fee income was $2.9 million during 2004 compared to $3.5 million during the prior year primarily due to a lower volume of loans sold as a result of relatively decreased demand for residential real estate loans.

Non-interest Expense

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Salaries and employee benefits	$36,311	$28,544	$22,858
Occupancy	7,517	5,671	5,564
Professional fees	5,756	5,054	4,672
Marketing	3,549	2,521	2,527
Data processing	2,832	2,009	1,528
Postage, telephone and delivery	1,113	903	879
Office supplies and printing	715	557	579
Amortization of intangibles	411	168	169
Insurance	1,095	919	700
Other expense	3,387	1,845	2,670
Total non-interest expense	$62,686	$48,191	$42,146

Non-interest expense increased $14.5 million or 30.1% to $62.7 million for the year ended December 31, 2005 compared to $48.2 million for 2004. The growth in non-interest expense during 2005 represents the inclusion of expenses of The PrivateBank - Wisconsin, which opened in 2005, and operating expenses from The PrivateBank - Michigan since acquisition. The PrivateBank - Michigan incurred non-interest expense of $5.2 million since the acquisition in June 2005. The PrivateBank - Wisconsin incurred $1.9 million of non-interest expense in 2005 and opened its permanent space in October 2005. Additionally, we continue to improve and expand current locations; the build-out of the new headquarters at 70 W. Madison in downtown Chicago began during the fourth quarter 2005. Other expenses increased by 84% from prior year, principally due to a charge of $980,000 associated with the early redemption of the Company’s outstanding 9.5% trust preferred securities that were redeemed on December 31, 2005.

Non-interest expense increased $6.0 million or 14% to $48.2 million for the year ended December 31, 2004 compared to $42.1 million for 2003. The growth in non-interest expense during 2004 represents the continued focus on expansion at the Company. Increases in expenses for salaries and benefits, data processing and insurance reflect the impact of growing our personnel and the improvement and expansion of current locations as well as the addition of the Gold Coast office and the establishment of The PrivateBank office in Wisconsin. Other expenses decreased by 31% from prior year, principally due to an early prepayment termination penalty of $400,000 on FHLB advances that were repaid during the third quarter of 2003 and a $400,000 fraud loss incurred during the second quarter of 2003 relating to a check fraud scheme involving a new deposit account.

The following table shows our operating efficiency over the last three years:

	December 31,
	2005	2004	2003
Non-interest expense to average assets	2.11%	2.17%	2.43%
Net overhead ratio(1)	1.47	1.53	1.63
Efficiency ratio(2)	52.37	52.26	56.78

(1) Non-interest expense less non-interest income divided by average total assets.
(2) Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income. Please refer to the footnotes on page 35 for a reconciliation of net interest income to net interest income on a tax-equivalent basis.

Our efficiency ratio (on a tax-equivalent basis), which measures the percentage of net revenue that is expended as non-interest expense, for the year ended December 31, 2005 remained at 52% as compared to 2004, and improved from 57% for the year ended December 31, 2003.

Our efficiency ratio during 2005 reflects the impact of faster growth in net interest income, coupled with slower growth in non-interest expense. On a tax-equivalent basis, this ratio indicates that during 2005 and 2004, we spent 52 cents to generate each dollar of revenue, compared to 57 cents in 2003. During the remainder of 2006, we expect our efficiency ratio to continue to increase modestly as a result of the inclusion of The PrivateBank - Michigan, given its higher efficiency ratio, and the continued growth of The PrivateBank - Wisconsin. Additionally, we continue to focus on expansion at the Company in 2006, as evidenced by the planned opening of the Chesterfield Missouri office, the expansion of the Oak Brook and Geneva offices to new space as well as the relocation of the Chicago headquarters to larger space. These initiatives will cause our efficiency ratio to increase in 2006. Our efficiency ratio will also be negatively impacted by the adoption of SFAS No. 123 (Revised), Share-Based Payment (SFAS No. 123(R)) on January 1, 2006. This statement requires us to account for stock options under the fair value method of accounting and to estimate expected forfeitures of stock grants instead of our current practice under APB No. 25. The Company anticipates the impact of the adoption will be an approximate expense in 2006 of $0.10 per share, after-tax, on its consolidated financial statements.

Salary and employee benefit expense increased 27% to $36.3 million for the year ended December 31, 2005 from $28.5 million for the year ended December 31, 2004. During 2005, we added 125 full time equivalent employees, 73 of those through the acquisition of The PrivateBank - Michigan, to approximately 386 full-time equivalent employees from 261 at December 31, 2004, an increase of 48%. This includes the addition and/or promotion of 34 Managing Directors and Associate Managing Directors year over year, 18 of which are managing directors at The PrivateBank - Michigan. The PrivateBank - Michigan incurred salaries and benefits expense of $3.0 million during 2005.

Salary and employee benefit expense increased 25% to $28.5 million for the year ended December 31, 2004 from $22.9 million for the year ended December 31, 2003. During 2004, we added 42 full time equivalent employees, an increase of 19%, to approximately 261 full-time equivalent employees from 219 at December 31, 2003. This includes the addition and/or promotion of 17 Managing Directors and Associate Managing Directors.

Professional fees, which include fees paid for legal, accounting, consulting, information systems consulting services and third-party investment management fees, increased 13.9% to $5.8 million for the year ended December 31, 2005 from $5.1 million for 2004 and $4.7 million for 2003. The increase from 2004 to 2005 is primarily due to higher accounting fees for our growing Company, and the inclusion of The PrivateBank - Michigan, which contributed $338,000 to the year’s expenses. In addition, the increase in wealth management-related business has resulted in increased investment management fees paid to third parties during the years ended December 31, 2005, 2004 and 2003. These fees increased by 9% to $1.1 million in 2005, which includes $196,000 of fees paid to third-party investment managers by The PrivateBank - Michigan. During 2005, we incurred approximately $600,000 in connection with the implementation of Sarbanes-Oxley requirements, compared to approximately $500,000 in 2004. In 2004, we retained a real estate consulting firm to assist us in evaluating our continuing space needs for our headquarters in downtown Chicago.

Marketing expenses increased from $2.5 million for the year ended December 31, 2004 to $3.5 million for the year ended December 31, 2005. Marketing expenses included approximately $540,000 of expense incurred by The PrivateBank - Michigan since June 20, 2005 and approximately $185,000 in expenses incurred by The PrivateBank - Wisconsin.

During 2005, expenditures for information technology totaled $1.4 million, down from $1.6 million for 2004, and $1.7 million during 2003, primarily due to expenditures on existing systems as the Company grows. In 2005, we upgraded the existing wire transfer system in Chicago, implemented an enhanced data replication and recovery solution, and further strengthened our data management strategy. During 2004, expenditures for information technology represented optimization of both software and hardware for the overall information technology infrastructure. Initiatives for 2004 included streamlining existing system processes, upgrading several software components of our main data processing software, and integrating several additional operations into the overall network infrastructure for cost efficiency purposes.

The other expense category of non-interest expense consists primarily of postage, telephone, delivery, office supplies, training and other miscellaneous expenses. Other expenses increased by 58% during 2005 from prior year, principally due to a charge of $980,000 associated with the early redemption of the Company’s outstanding 9.5% trust preferred securities that were redeemed on December 31, 2005. During 2004, these expenses decreased relative to 2003 by 20%. Included in 2003 other expenses was a one-time early prepayment termination penalty of $400,000 on FHLB advances that were repaid during the third quarter 2003 and a $400,000 fraud loss incurred during the second quarter 2003.

During 2005, we amortized $411,000 in intangible assets, $168,000 of which is related to our acquisition of a controlling interest in Lodestar and $243,000 of which is related to our acquisition of The PrivateBank - Michigan in June 2005. In 2004, we amortized approximately $168,000 in intangible assets relating to Lodestar.

Minority Interest Expense

On December 30, 2002, The PrivateBank - Chicago acquired an 80% controlling interest in Lodestar. The Company records its 20% noncontrolling interest in Lodestar related to Lodestar’s results of operations, in minority interest expense on the consolidated statement of income. For the year ended December 31, 2005 and 2004, we recorded $307,000 and $270,000, respectively, of minority interest expense.

Off-Balance Sheet Arrangements and other Contractual Obligations and Commitments

We do not have material off-balance sheet arrangements. We have various financial obligations, including contractual obligations and commitments that may require future cash payments. The following tables present, as of December 31, 2005 and 2004, significant fixed and determinable contractual obligations to third parties which are expected to become due and payable during the period specified.

		Year Ended December 31, 2005
Contractual Obligations (1)		Payments due in (dollars in thousands):
Note Reference(3)		Total	< 1 year	1-3 years	3-5 years	> 5 years
(in thousands)
Deposits with no stated maturity		$1,657,765	$1,657,765	$—	$—	$—
Time deposits	10	579,012	513,764	32,461	32,461	326
Brokered deposits(2)	10	586,607	323,536	158,190	15,525	89,356
FHLB advances	10	258,363	136,334	95,145	21,884	5,000
Long-term debt-trust preferred securities	11	98,000	—	—	—	98,000
Fed funds purchased & demand repurchase agreements		38,616	38,616	—	—	—
Operating leases	7	39,337	3,189	10,349	8,196	17,603
Purchase obligations		35,537	20,668	6,553	8,316	—
Total		$3,293,277	$2,693,882	$302,728	$86,382	$210,285

(1) Excludes obligations to pay interest on deposits and borrowings
(2) Includes $2.3 million of unamortized broker commissions
(3) See consolidated financial statements commencing on page F-4.

Our operating lease obligations represent short- and long-term lease and rental payments for facilities, equipment, and certain software or data processing. During 2005 and early 2006, we entered into three new leases for larger office space for our existing offices in Oak Brook and Geneva, Illinois and for new offices in Chesterfield, Missouri. During 2004, we entered into several new leases for office space as a result of both expiring leases on space then occupied and additional space required in light of growth initiatives. Leases on office space at 70 W. Madison and 919 N. Michigan Avenue in Chicago as well as 735 N. Water Street in Milwaukee were signed during 2004. As a result of the acquisition of The PrivateBank - Michigan on June 20, 2005, we assumed three leases in Bloomfield Hills, Rochester and Grosse Point, Michigan. The Chicago headquarters will relocate to 70 W. Madison during the third quarter 2006. As a result of the acquisition of Corley Financial Corporation (now The PrivateBank Mortgage Company), we added a lease for office space at 640 N. LaSalle in Chicago in 2004.

The purchase obligation amounts presented above primarily relate to the buildout of our new Chicago headquarters, the new office buildouts of the Oak Brook and Geneva locations, contractual payments for services provided for information technology, capital expenditures, and the outsourcing of certain operational activities. We expect to be reimbursed from the landlords at each of the Chicago, Oak Brook and Geneva locations for a significant portion of the buildout costs.

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, because these commitments may expire without being drawn upon. Information on commitments and letters of credit can be found on page F-34.

Our commitments to fund civic and community investments, which represent future cash outlays for the construction and development of properties for low-income housing, small business real estate, and historic tax credit projects that qualify for CRA purposes, are not included in the contractual obligations table above. The timing and amounts of these commitments are projected based upon the financing arrangements provided in each project’s partnership or operating agreement, and could change due to variances in the construction schedule, project revisions, or the cancellation of the project. In 2003, we committed to a $3.0 million investment in the Community Reinvestment Fund and $2.0 million in the Chicago Equity Fund. We will contribute annually over the next six years in accordance with the Funds’ capital call schedule. In 2006, we are committed to $21,500 in grants to two CRA-qualifying community organizations. In 2007, we are committed to a cash outlay of $12,500, to one CRA-qualifying community organization. CRA-related commitments are not included in the above table. During the year, we increased our efforts to invest in CRA-qualifying investments. In 2005, we committed $500,000 to the Great Lakes Redevelopment Fund, which provides financing for the redevelopment of brownfield sites, and in 2006, plan to commit $1.0 million to the Apollo Fund, which provides financing for low-income housing redevelopment in the Chicago area. The funds for both funds would be drawn down on over the next one to six years.

Income Taxes

The following table shows our income before income taxes, applicable income taxes and effective tax rate for the years ended December 31, 2005, 2004, and 2003, respectively.

	Year Ended December 31,
	2005	2004	2003
	(dollars in thousands)
Income before taxes	$45,879	$34,981	$24,376
Income tax provision	14,965	9,647	6,628
Effective tax rate	32.6%	27.6%	27.2%

The effective income tax rate varies from statutory rates principally due to certain interest income that is tax-exempt for federal or state purposes, and certain expenses that are disallowed for tax purposes. The increase in the effective tax rate for 2005 as compared to 2004 reflects the growth in pre-tax income of 31% and the decrease in federally tax-exempt municipal securities income of 2% year over year. The average balance of municipal securities was $206.8, $212.9 million, and $148.2 million, for the years ended December 31, 2005, 2004 and 2003, respectively. Additionally in 2005, our effective tax rate increased reflecting the full impact of being a 35% corporate taxpayer. The higher effective tax rate for the year ended December 31, 2004 as compared to the prior year period is also attributable to the increased profitability of The PrivateBank - St. Louis for 2004 relative to 2003 and has resulted in increased Missouri state tax requirements. During 2004, we transitioned from being a 34% corporate taxpayer to 35% for federal tax purposes.

Operating Segments Results

As described in Note 2 to the consolidated financial statements, our operations consist of five primary business segments: The PrivateBank - Chicago, The PrivateBank - St. Louis, The PrivateBank - Michigan, Wealth Management, and the Holding Company. The PrivateBank Mortgage Company results are included in The PrivateBank - Chicago since June 15, 2004, the date of our acquisition of Corley Financial. The PrivateBank - Wisconsin’s results are included in the results of The PrivateBank - St. Louis.

The PrivateBank - Chicago

The profitability of The PrivateBank - Chicago is primarily dependent on the net interest income, provision for loan losses, non-interest income and non-interest expense. Net income for The PrivateBank - Chicago for the year ended December 31, 2005 increased 32% to $34.9 million from $26.4 million for the year ended December 31, 2004. Net income for The PrivateBank - Chicago for the year ended December 31, 2004 increased 29% to $26.4 million from $20.5 million for the year ended December 31, 2003.

For 2005, the net income growth for The PrivateBank - Chicago resulted from improvements in net interest income, which was primarily driven by increases in loans. The improvement in net interest income for 2005 more than offset increases in operating expenses associated with continued growth of The PrivateBank - Chicago. Net interest income for The PrivateBank - Chicago for the year ended December 31, 2005 increased to $79.4 million from $63.2 million, or 26% primarily due to growth in earning assets. Total loans increased by 29% to $1.9 billion during 2005 as compared to $1.5 billion in 2004, or $426.1 million of growth. The majority of the loan growth for 2005 occurred in the commercial real estate and construction loan categories. Loans increased by 35% in 2004 as compared to 2003. Total deposits increased by 28% to $2.2 billion at December 31, 2005 from $1.7 billion at December 31, 2004. Core deposit growth increased year over year by 25% for The PrivateBank - Chicago. Growth in money market deposits and non-interest bearing deposits, as well as increased utilization of brokered deposits accounted for the majority of the deposit growth. For the year ended December 31, 2004, deposits increased by 19% to $1.7 billion from $1.4 billion in 2003.

Net interest income for The PrivateBank - Chicago for the year ended December 31, 2004 increased to $63.2 million from $49.1 million in 2003, or 29% primarily due to growth in earning assets. Total loans increased by 35% to $1.5 billion during 2004 as compared to $1.1 billion in 2003, or $378.3 million of growth. The majority of the loan growth for 2004 occurred in the commercial real estate and construction loan categories. Total deposits increased by 19% to $1.7 billion at December 31, 2004 from $1.4 billion at December 31, 2003. Core deposit growth increased year over year by 31% for The PrivateBank - Chicago. Growth in savings, money market deposits and non-interest bearing deposits, as well as increased utilization of brokered deposits accounted for the majority of the deposit growth.

The PrivateBank - St. Louis

Net income for The PrivateBank - St. Louis for the year ended December 31, 2005 decreased to $2.3 million from $2.8 million for the year ended December 31, 2004. The decrease in net income for The PrivateBank - St. Louis resulted from The PrivateBank - Wisconsin’s net loss of $1.3 million due to its first year of operations. Excluding the results of The PrivateBank-Wisconsin, net income of The PrivateBank - St. Louis increased 25% year over year mainly due to increases in net interest income which more than offset decreases in non-interest income and increases in operating expenses. Income on residential real estate loans was $1.8 million for the year ended December 31, 2005 compared to $1.4 million in the prior year period.

Net interest income for The PrivateBank - St. Louis for the year ended December 31, 2005 increased to $11.4 million from $7.7 million, or 49% primarily due to growth in earning assets and improving net interest margins for 2005 as compared to 2004. Net interest income for the year ended December 31, 2004 increased to $7.7 million from $5.4 million during 2003. Net income for the year ended December 31, 2004 increased to $2.8 million from $1.8 million for the year ended December 31, 2003. Total loans increased by 62%, or $127.3 million, to $333.4 million during 2005 as compared to 2004, due primarily to growth in construction and commercial real estate loans. Loans increased by $46.8 to $206.1 million during 2004 as compared to loans at December 31, 2003. Total deposits increased by $136.0 million to $336.0 million at December 31, 2005 from $200.0 million at December 31, 2004. A large portion of the deposit growth resulted from increases in money market deposits, jumbo certificates of deposit and brokered deposits. For the year ended December 31, 2004, deposits increased by $52.6 million to $200.0 million from $147.4 million in 2003.

The PrivateBank - Michigan

The PrivateBank - Michigan’s results of operations are included since the date of acquisition, June 20, 2005. Net income for The PrivateBank - Michigan for the period June 20, 2005 through December 31, 2005 was $2.3 million. Net interest income for the period was $8.2 million. Total loans at December 31, 2005 were $397.8 million and total deposits were $328.9 million.

Wealth Management

Wealth Management includes investment management, personal trust and estate services, custodial services, retirement accounts and brokerage and investment services. Consolidated Wealth Management assets under management increased by 41%, or $709.3 million, to $2.4 billion at December 31, 2005 as compared to $1.7 billion at December 31, 2004 due primarily to the inclusion of $506.5 million of assets under management of The PrivateBank - Michigan. Excluding Michigan, wealth management assets under management grew by 12% year over year. Lodestar’s assets under management at December 31, 2005 were $689.2 million, compared to $648.8 million in the year earlier period. At December 31 2005, Lodestar assets under management include $109.2 million of assets managed by the Wealth Management department for clients who have selected Lodestar as investment adviser, compared to $77.8 million in 2004. Excluding Lodestar, Wealth management assets under management for the Wealth Management segment were $1.7 billion at December 31, 2005, compared to $1.1 billion at December 31, 2004. Wealth management fee revenue increased to $10.0 million in 2005 compared to $8.3 million in 2004 and $6.6 million in 2003. The year-over year increase in wealth management income was primarily due to the inclusion of $753,190 of wealth management income from The PrivateBank - Michigan and growth in new accounts during 2005. Lodestar fee income increased by $388,000, or 11%, during 2005 as compared to 2004. Net income for our Wealth Management segment decreased to $965,000 for the year ended December 31, 2005 from $1.4 million for the same period in 2004 and up from $620,000 for 2003.

Holding Company

Holding Company Activities consist of parent company only matters. The Holding Company’s most significant assets are its net investments in its three banking subsidiaries, The PrivateBank - Chicago, The PrivateBank - St. Louis, and The PrivateBank - Michigan and our mortgage banking subsidiary, The PrivateBank Mortgage Company. Holding Company Activities are reflected primarily by interest expense on borrowings and operating expenses of the parent company. Recurring holding company operating expenses consist primarily of compensation (amortization of restricted stock awards, other salary expense) and miscellaneous professional fees.

The Holding Company Activities segment reported a net loss of $7.0 million for the year ended December 31, 2005 compared to the net loss of $3.7 million for the same period in 2004. For the year ended 2003, the Holding Company Activities segment reported a net loss of $3.8 million. During 2005, the increased level of borrowings increased the interest expense recognized at the Holding Company segment from $2.0 million in 2004 to $4.4 million in 2005 primarily due to the issuance of $50.0 million of trust preferred securities in June 2005, the addition of $8.0 million of trust preferred securities acquired as a result of The PrivateBank - Michigan acquisition on June 20, 2005 and the drawdown on a line of credit with LaSalle Bank which was amended on December 1, 2005 to extend the maturity date to December 1, 2006. On September 29, 2005, the Company entered into a $65.0 million credit facility with LaSalle Bank. The new credit facility replaces an existing $40.0 million revolving credit facility that was originally entered into in February 2000 with LaSalle.

The new $65.0 million credit facility is comprised of a $40.0 million senior debt facility and $25.0 million of subordinated debt. The senior debt facility is comprised of a $250,000 term loan with a maturity of December 31, 2016, and a revolving loan with a maturity of December 1, 2006. Management expects to renew the revolving loan on an annual basis. The subordinated debt matures on December 31, 2016. The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 120 basis points, with a floor of 3.50%. The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 135 basis points, with a floor of 3.50%. Currently, $20.0 million is available on the subordinated debt facility. The subordinated debt qualifies as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System.

At December 31, 2005, the Company had $8.25 million outstanding on the senior debt facility and $5.0 million of subordinated debt outstanding. The credit facility is used for general corporate and other working capital purposes. The Company expects to further draw down on the facilities over the next year to support continued balance sheet growth.

FINANCIAL CONDITION

Total Assets

Total assets were $3.5 billion at December 31, 2005 an increase of $958.6 million, or 38%, from $2.5 billion at December 31, 2004. The balance sheet growth during 2005 was accomplished mainly through the inclusion of $462.9 million in assets of The PrivateBank - Michigan and loan growth throughout the Company. The growth in assets experienced during 2005 was funded primarily through growth in core deposits and increases in brokered deposits.

Total assets were $2.5 billion at December 31, 2004 an increase of $552.7 million, or 28%, from $2.0 billion at December 31, 2003. The balance sheet growth during 2004 was accomplished mainly through loan growth throughout the Company. The growth in assets experienced during 2004 was funded primarily through growth in core deposits, and to a lesser extent, by increases in FHLB advances.

Loans

Total loans increased to $2.6 billion at December 31, 2005, an increase of $954.7 million or 58%, from $1.7 billion at December 31, 2004. The year over year increase is partially due to the addition of $397.8 million of loans from The PrivateBank - Michigan. Company-wide, the growth was due to increased volume in the commercial real estate, commercial and construction loan categories. The loan growth of $954.7 million experienced since December 31, 2004 is composed of $397.8 million in loans from The PrivateBank - Michigan, growth in loans at The PrivateBank - Chicago of $426.0 million and $127.3 million from The PrivateBank - St. Louis, which includes $29.1 million in loans from The PrivateBank - Wisconsin. All of The PrivateBank - Chicago offices posted gains in loan volume during 2005.

The following table sets forth the loan portfolio by category as of December 31 for the previous five fiscal years:

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Commercial real estate	$1,268,851	$855,396	$639,296	$452,703	$310,869
Commercial	436,416	285,336	181,062	165,993	163,279
Construction	392,597	219,180	162,878	123,204	92,528
Home equity	114,679	119,115	94,855	80,776	59,795
Personal (1)	173,738	83,746	77,025	70,676	64,411
Residential real estate	221,786	90,590	69,541	72,289	89,889
Total loans	$2,608,067	$1,653,363	$1,224,657	$965,641	$780,771

(1) Includes overdraft lines.

The following table classifies the loan portfolio, by category, at December 31, 2005, by date at which the loans mature:

	One year or less	From one to five years	After five years	Total	More than one year
					Fixed	Variable(1)
	(in thousands)
Commercial real estate	$472,295	$715,081	$85,931	$1,273,307	$450,205	$350,503
Commercial	288,473	151,384	6,628	446,485	80,167	77,845
Residential real estate	15,775	29,996	174,319	220,090	27,136	177,179
Personal	94,935	38,521	900	134,356	23,649	15,773
Home equity	19,973	92,847	26,284	139,104	--	119,434
Construction	275,652	117,531	1,542	394,725	17,340	101,733
Total loans	$1,167,103	$1,145,360	$295,604	$2,608,067	$598,497	$842,467

(1) Includes adjustable rate mortgage products.

Allowance for Loan Losses

We believe our loan loss experience to date reflects the high credit quality of our loan portfolio. The following table shows changes in the allowance for loan losses resulting from additions to the allowance and loan charge-offs for each of the periods shown.

	December 31,
	2005	2004	2003	2002	2001
	(dollars in thousands)
Balance at beginning of period	$18,986	$15,100	$11,585	$8,306	$6,108
Loans charged-off:
Commercial	(305)	(363)	(963)	(658)	(939)
Personal	(233)	(803)	(255)	(92)	(113)
Total loans charged-off	(538)	(1,166)	(1,218)	(750)	(1,052)
Loans recovered:
Commercial	207	647	230	117	43
Personal	581	6	130	49	28
Total loans recovered	788	653	360	166	71
Net loans recovered (charged-off)	250	(150)	(850)	(584)	(981)
Provision for loan losses	6,538	4,399	4,373	3,862	3,179
Addition of The PrivateBank - Michigan loan loss reserve	3,614	--	--	--	--
Balance at end of period	$29,388	$18,986	$15,100	$11,585	$8,306
Average total loans	$2,077,000	$1,382,762	$1,062,235	$858,783	$669,114
Net (recoveries) charge-offs to average total loans	(0.01)%	0.04%	0.08%	0.07%	0.15%

The following table shows our allocation of the allowance for loan losses by specific loan category and as a percentage of total loans at the dates shown. We considered various qualitative and quantitative factors about the loan portfolio that we deemed relevant in determining the level of the allowance for loan losses.

	December 31,
	2005		2004		2003		2002		2001
(dollars in thousands)
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Commercial real estate	$12,975	48%	$8,774	52%	$7,022	52%	$3,483	47%	$2,407	40%
Commercial	6,453	17%	3,895	17	2,922	15	1,962	17	1,923	21
Construction	4,686	15%	3,178	13	2,835	13	1,540	13	1,225	12
Home equity	277	4%	298	7	281	8	569	8	475	8
Personal	1,714	7%	923	5	1,324	6	583	7	676	8
Residential real estate	419	9%	360	6	342	6	344	8	500	11
Unallocated	2,864	—	1,558	—	374	—	3,104	—	1,100	—
Total	$29,388	100%	$18,986	100%	$15,100	100%	$11,585	100%	$8,306	100%

The following table shows our allocation of the allowance for loan losses by specific category at the dates shown:

	December 31,
	2005		2004		2003		2002		2001
Allocation of the Allowance for Loan Losses (dollars in thousands)	Amount	% of allowance to total allowance	Amount	% of allowance to total allowance	Amount	% of allowance to total allowance	Amount	% of allowance to total allowance	Amount	% of allowance to total allowance
Allocated Inherent Reserve:
Commercial real estate	$12,975	44%	$8,446	44%	7,004	47%	3,585	31%	$2,402	29%
Commercial	6,453	22%	3,277	17%	2,295	15%	1,727	15%	1,835	22%
Construction	4,686	16%	2,659	14%	2,227	15%	1,268	11%	936	11%
Home equity	277	1%	298	2%	262	2%	427	4%	466	6%
Personal	1,714	6%	736	4%	741	5%	484	4%	562	7%
Residential real estate	419	1%	222	1%	191	1%	192	2%	518	6%
Allocated Inherent Reserve	26,524	90%	15,638	82%	12,720	85%	7,683	66%	6,719	81%
Specific Reserve	--	--	1,669	9%	2,006	13%	798	7%	487	6%
Unallocated Inherent Reserve	2,864	10%	1,679	9%	374	2%	3,104	27%	1,100	13%
Total Reserve for Credit Losses	$29,388	100%	$18,986	100%	$15,100	100%	$11,585	100%	$8,306	100%

Loan quality is continually monitored by management and reviewed by the loan committees of the boards of directors of the banks on a quarterly basis. The amount of additions to the allowance for loan losses, which is charged to earnings through the provision for loan losses, is determined based on a variety of factors, including assessment of the credit risk of the portfolio, evaluation of loans classified as special mention, sub-standard and doubtful loans, delinquent loans, evaluation of current economic conditions in the market area, actual charge-offs during the year, historical loss experience and industry loss averages. The unallocated portion of the reserve involves the exercise of judgment by management and reflects various considerations, including management’s view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating credit losses.

We maintain an allowance for loan losses sufficient to absorb credit losses inherent in our loan portfolio. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is supported by available and relevant information. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. Management’s application of the methodology for determining the allowance for loan losses resulted in an allowance for loan losses of $29.4 million at December 31, 2005 compared with $19.0 million at December 31, 2004. The increase in the allowance for loan losses from December 31, 2004 reflects the addition of $3.6 million of loan loss reserves as a result of the acquisition of The PrivateBank - Michigan, management’s judgment about the generalized risk of real estate related lending in our various markets, the addition of new lending personnel as well as strong loan growth from all existing offices in 2005. We believe that the allowance for loan losses is adequate to provide for estimated probable credit losses inherent in our loan portfolio.

The allowance for loan losses as a percentage of total loans was 1.13% at December 31, 2005, down from 1.15% at December 31, 2004. Net recoveries totaled $205,000 for the year ended December 31, 2005 versus net charge-offs of $513,000 in the year earlier period. The provision for loan losses was $6.5 million for the twelve months ended December 31, 2005, versus $4.4 million in the prior year period.

Under our methodology, the allowance for loan losses is comprised of the following components:

Allocated Inherent Component of the Reserve

The allocated portion of the allowance for loan losses is based on loan type and, starting in the second quarter 2005, the allowance is also allocated by loan risk within each loan type. The Company assigns each of its loans a risk rating at the time of loan origination and either confirms or changes the risk rating at the time of subsequent reviews, loan renewals or upon default. The loss allocations are based on a combination of a historical analysis of the Company’s losses and adjustment factors deemed relevant by management. The adjustment factors take into account banking industry-wide loss statistics, current facts and circumstances, and long-term economic trends. During the second quarter 2005, the historical analysis was enhanced to include a five-year migration analysis of the Company’s losses and the documentation of the loss adjustment factors was augmented.

The allocated inherent component of the reserve increased by $10.9 million during 2005, from $15.6 million at December 31, 2004 to $26.5 million at December 31, 2005. The increase in the allocated portion of the reserve reflects higher loan volumes in every category, particularly construction, commercial, and residential real estate loans.

Specific Component of the Reserve

For loans where management deems either the amount or the timing of the repayment to be significantly impaired, there are specific reserve allocations established. The specific reserve is based on a loan’s current value compared to the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan pursuant to SFAS 114, “Accounting by Creditors for Impairment of a Loan.” As of December 31, 2005, management has concluded that there are no loans in the portfolio that require specific reserves.

The specific component of the reserve decreased by $1.7 million during 2005, from $1.7 million at December 31, 2004 to zero at December 31, 2005 after giving effect to $205,000 in recoveries during the period.

Unallocated Inherent Components of the Reserve

The unallocated inherent component of the reserve is based on management’s review of other factors affecting the determination of probable losses inherent in the portfolio, which are not necessarily captured by the application of loss and loss adjustment factors. This portion of the reserve analysis involves the exercise of judgment and reflects consideration such as management’s view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating credit losses.

The unallocated inherent component of the reserve increased by $1.2 million for 2005, from $1.7 million at December 31, 2004 to $2.9 million at December 31, 2005 reflecting the impact of a larger overall loan portfolio and the addition of The PrivateBank - Michigan portfolio.

Non-performing Loans

The following table classifies our non-performing loans as of the dates shown:

	December 31,
	2005	2004	2003	2002	2001
	(dollars in thousands)
Nonaccrual loans	$663	$1,090	$36	$749	$664
Loans past due 90 days or more	280	1,438	1,088	650	2,504
Total non-performing loans	943	2,528	1,124	1,399	3,168
OREO	393	--	--	--	--
Total non-performing assets	$1,336	$2,528	$1,124	$1,399	$3,168
Non-accrual loans to total loans	0.03%	0.07%	0.00%	0.08%	0.09%
Total non-performing loans to total loans	0.04%	0.15%	0.09%	0.14%	0.41%
Total non-performing assets to total assets	0.04%	0.10%	0.06%	0.09%	0.27%

It is our policy to discontinue the accrual of interest income on any loan for which there exists reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to an accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest.

Other than those loans reflected in the table above, we had no significant loans for which the terms had been renegotiated or restructured, or for which there were serious doubts as to the ability of the borrower to comply with repayment terms. We did not have any other real estate owned as of any of the dates shown.

Potential Problem Loans. In addition to those loans reflected in the table above, we have identified some loans through our problem loan identification process which exhibit a higher than normal credit risk. Loans in this category include loans with characteristics such as past maturity more than 90 days, those that have recent adverse operating cash flow or balance sheet trends, or loans that have general risk characteristics that management believes might jeopardize the future timely collection of principal and interest payments. The balance in this category at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and renewals. The principal amount of loans in this category as of December 31, 2005 was $280,000. At December 31, 2005, there were no significant loans classified by any bank regulatory agency that are not included above as nonaccrual, past due or restructured.

Nonaccrual loans were $663,000 as of December 31, 2005 compared to $1.1 million at December 31, 2004. Nonperforming loans include nonaccrual loans and accruing loans that are 90 days or more delinquent. Nonperforming loans were $943,000 as of December 31, 2005, compared to $2.5 million at December 31, 2004. Nonperforming loans were 0.04%, and 0.15%, of total loans at December 31, 2005 and December 31, 2004, respectively. Nonperforming assets were 0.04% and 0.10% of total assets as of December 31, 2005 and December 31, 2004, respectively.

As a result of the acquisition of BHB, the Company assumed $413,000 of other real estate owned (OREO), which is secured by various properties in the Detroit metropolitan area, consisting primarily of vacant land. The balance at December 31, 2005 of $393,000 reflects the value of these properties less proceeds received during the third quarter 2005 of approximately $202,000 arising from a condemnation action taken by Wayne County, Michigan, and the reclassification of a $182,000 loan to OREO during the fourth quarter 2005.

Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 2005, our commercial real estate loans totaled approximately $1.3 billion or 49% of our total loan portfolio. Commercial real estate typically involves higher loan principal amounts, and the repayment of these loans generally is dependant, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan. These loans may be more adversely affected by general conditions in the real estate markets or in the economy. Other than loans made to borrowers residing in the Chicago, St. Louis, Milwaukee and Detroit metropolitan areas and our involvement in lending secured by real estate, we had no concentrations of loans exceeding 10% of total loans at December 31, 2005. Other than loans made to borrowers residing in the Chicago and St. Louis metropolitan areas and our involvement in lending secured by real estate, we had no concentrations of loans exceeding 10% of total loans at December 31, 2004.

Investment Securities

Investments are comprised of federal funds sold, debt securities and equity investments. Federal funds sold are overnight investments in which, except for cash reserves, all remaining funds are invested. Our debt securities portfolio is primarily comprised of U.S. government agency obligations, municipal bonds, mortgage-backed pools and collateralized mortgage obligations. Our equity investments consist primarily of equity investments in FHLB (Chicago), FHLB (Des Moines) and FHLB (Indianapolis).

All securities are classified as available-for-sale and may be sold as part of our asset/liability management strategy in response to changes in interest rates, liquidity needs or significant prepayment risk. Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At December 31, 2005, reported stockholders’ equity reflected unrealized securities gains net of tax of $7.4 million. This represented an increase of $378,000 from unrealized securities gains net of tax of $7.1 million at December 31, 2004.

Net unrealized gains increased $500,000 during 2005 to $12.0 million at December 31, 2005 compared to net unrealized gains of $11.5 million at December 31, 2004. The increase in net unrealized gains occurred primarily due to decreases in ten-year interest rates during the period.

Securities available-for-sale decreased to $695.2 million at December 31, 2005, down 9% from $764.0 million as of December 31, 2004. The contraction in the investment security portfolio since December 31, 2004 resulted primarily from the redemption of $70.0 million of FHLB (Chicago) stock during 2005. We held no U.S. government agency obligations at December 31, 2005 or December 31, 2004. U.S. government agency mortgage backed securities and collateralized mortgage obligations decreased by $13.5 million to $319.5 million from December 31, 2004 to December 31, 2005. We held no corporate collateralized mortgage obligations at December 31, 2005, as compared to $1.8 million in the prior year period. Tax-exempt municipal securities were $214.9 million at December 31, 2005 as compared to the year-end 2004 amount of $212.2 million.

At December 31, 2005, the Company’s consolidated investment in Federal Home Loan Bank (FHLB) stock was $142.4 million, compared to $208.1 million at December 31, 2004. The reduction in this investment reflects gradual redemptions of excess FHLB (Chicago) stock initiated by the Company in response to reductions in the dividend rate paid on such stock and to take advantage of higher yields available on loans and other investments. The Company redeemed $20.0 million of its excess FHLB (Chicago) stock in each of the first three quarters of 2005, and an additional $10.0 million of its FHLB (Chicago) stock on October 13, 2005, after which its investment totaled $137.0 million. The $142.4 million of FHLB stock at December 31, 2005 was comprised of $138.5 million of FHLB (Chicago) stock, $1.4 million of FHLB (Des Moines) stock and $2.5 million of FHLB (Indianapolis) stock. The Company is required to maintain a ratio of 20:1 of FHLB borrowings to FHLB stock. As of December 31, 2005, the Company had $171.1 million in advances from the FHLB (Chicago) and, accordingly, was required to hold $8.6 million in FHLB (Chicago) stock. The remainder of FHLB (Chicago) stock represents excess or “voluntary” stock.

On October 18, 2005, the FHLB (Chicago) announced an annualized dividend rate of 3.75% payable in the fourth quarter 2005. This new dividend rate reflected a reduction of 125 basis points from the 5.0% annualized dividend rate that was declared in the third quarter 2005. In addition to announcing the lower dividend rate, the FHLB (Chicago) also announced at this same time that it would suspend redemptions of excess or “voluntary” capital stock until further notice. The FHLB (Chicago) further stated that it had entered into an amendment to its Written Agreement with the Federal Housing Board to reduce the FHLB (Chicago)’s minimum capital ratio from 5.1% to 4.5%, to require the FHLB (Chicago) to maintain minimum total capital of $3.964 billion, the balance as of October 18, 2005, and to provide that no FHLB (Chicago) stock will be redeemed if the redemption would cause the FHLB (Chicago) to fail to meet such capital requirements. On January 18, 2006, the FHLB (Chicago) issued a press release announcing another decrease in its annualized dividend rate to 3.0% from 3.75% in the prior quarter.

In announcing the suspension of redemptions of its voluntary stock, the FHLB (Chicago) stated that it took these actions to help ensure an adequate capital base for the FHLB (Chicago) to continue to service the needs of its members. The FHLB (Chicago) also stated an intention to resume redemptions as soon as possible, subject to Finance Board approval. Prior to this announcement, the FHLB (Chicago) had exercised its discretion with respect to redemptions of excess stock by maintaining a practice of redeeming such stock upon the request of the member. As an alternative to a discretionary redemption of excess stock, the FHLB (Chicago) is required to redeem all of a member’s stock in the event of a withdrawal from membership upon six months’ prior notice.

On October 31, 2005, the Company delivered to the FHLB (Chicago) written notice of its intent to withdraw its membership and obtain redemption of all of the FHLB (Chicago) stock held by the Company upon the effective date of the withdrawal. Pursuant to applicable regulation, the withdrawal and the FHLB (Chicago’s) obligation to redeem the Company’s stock will not be effective until April 30, 2006. In addition, the Company must pay its outstanding FHLB (Chicago) advances prior to the effective date of the withdrawal and will not have access for a period of five years thereafter to advances from the FHLB (Chicago). The Company has been advised by the FHLB (Chicago) that it is permitted to rescind its notice of membership withdrawal at any time prior to its effective date, without fee or penalty. In anticipation of withdrawing its membership and substantially reducing its investment in FHLB (Chicago) stock, the Company reduced its FHLB (Chicago) advances in the fourth quarter 2005 from $261.0 million to $171.0 million.

On November 18, 2005, the Company received a letter from the FHFB in response to its membership withdrawal. The letter states that the FHLB (Chicago) would not be required to redeem the Company’s stock at the effective date if the FHLB (Chicago) would fall below the 4.5% equity or $3.978 billion capital stock requirement if the existing written agreement with the FHFB was still in effect on April 30, 2006. In its Form 10 filed with the SEC on February 10, 2006, the FHLB (Chicago) reiterated this position. The Company believes that the redemption of its stock at the effective date of its withdrawal request is not limited by these October 18, 2005 capital requirements but instead governed by rules in effect before November 12, 1999, so long as the FHLB (Chicago) has not implemented its new capital plan. These prior rules require redemption of a withdrawing member’s stock upon the expiration of the six month notice period, subject only to a finding by the FHFB that the FHLB (Chicago)’s capital is impaired. No assurance can be given that the FHLB (Chicago) will have adequate capital under the prior rules to redeem the Company’s stock at the effective time of its withdrawal or that the FHLB (Chicago) or the FHFB will not take action which precludes such redemption.

The Company believes that adequate funding from a variety of wholesale funding sources, included brokered deposits and advances from either the FHLB (Indianapolis) or the FHLB (Des Moines), have been and will continue to be available to replace the FHLB (Chicago) advances on terms that will not have a material impact, either positively or negatively, on the Company’s net interest margin.

The following table presents the components of our available-for-sale investment securities portfolio for the years presented:

	December 31,
	2005	2004	2003
	(in thousands)
Available-for-Sale
U.S. government agency obligations	$—	$—	$—
U.S. government agency mortgage backed securities and collateralized mortgage obligations	316,255	333,050	242,727
Corporate collateralized mortgage obligations	--	1,843	4,909
Tax exempt municipal securities	230,208	212,210	203,395
Taxable municipal securities	3,826	3,862	3,857
Federal Home Loan Bank stock	142,396	208,096	209,633
Other	2,466	4,924	4,741
Total	$695,151	$763,985	$669,262

The following tables show the effective maturities of investment securities (based upon the amortized cost), by category, as of December 31, 2005, and the weighted average yield (computed on a tax equivalent basis) for each range of maturities of securities, by category, as of December 31, 2005. For the mortgage backed securities and collateralized mortgage obligations categories, the effective maturity and weighted average yield are based upon mortgage prepayment estimates. Actual mortgage prepayments may vary due to changes in interest rates, economic conditions and other factors.

	Within one year	From one to five years	From five to ten years	After ten years	Securities with no stated maturity	Total
	(in thousands)
U.S. government agency obligations	$—	$—	$—	$—	$—	$—
U.S. government agency mortgage backed securities and collateralized mortgage obligation	53,366	221,946	38,809	5,404		319,525
Corporate collateralized mortgage obligations	—	—	—	—	—	—
Tax exempt municipal securities(1)	68	5,610	132,664	76,553		214,895
Taxable municipal securities	—	—	3,825	—	—	3,825
Federal Home Loan Bank stock(2)	—	—	—	—	142,396	142,396
Other	1,367	100	—	1,000	—	2,467
Total	$54,801	$227,656	$175,298	$82,957	$142,396	$683,108

	Within one year	From one to five years	From five to ten years	After ten years	Securities with no stated maturity	Total

U.S. government agency obligations	—	—	—	—	—	—
U.S. government agency mortgage backed securities and collateralized mortgage obligations	4.26%	4.86%	5.07%	5.82%		4.80%
Corporate collateralized mortgage obligations	—	—	—	—	—	—
Tax exempt municipal securities(1)	2.80%	5.89%	6.56%	6.86%		6.65%
Taxable municipal securities	—	—	7.51%			7.51%
Federal Home Loan Bank stock(2)	—	—	—	—	3.75%	3.75%
Other	1.08%	3.88%	—	5.06%	—	2.81%
Total	4.18%	4.88%	6.25%	6.77%	3.75%	5.17%

(1) The weighted average yield reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35% and the yields are derived from the amortized cost basis of investment securities.
(2) We are required to maintain a ratio of 20:1 of FHLB borrowings to FHLB stock.

Deposits and Funds Borrowed

Total deposits of $2.8 billion as of December 31, 2005 represented an increase of $950.7 million, or 51%, from $1.9 billion as of December 31, 2004. In 2005, our interest bearing demand deposits as a percentage of total deposits decreased by 1% as compared to 2004 while our other time deposits as a percentage of total deposits increased by 4%. Brokered deposits as a percentage of total deposits decreased to 21% as compared to 22% at December 31, 2004. We expect to continue to rely on brokered deposits in 2006 as a source of funding. During 2005, we continued to utilize brokered deposits as an alternative source of funding, however, core deposits grew 54% year over year, largely due to the addition of $328.9 million in deposits of The PrivateBank - Michigan. Excluding deposits of The PrivateBank - Michigan, core deposits grew 32% year over year. We experienced significant growth in our money market deposits, primarily resulting from growth in money market account relationships of $5.0 million or greater which was an area of strategic focus, and were priced at a spread to the prime rate of interest.

Non-interest-bearing deposits were $252.6 million as of December 31, 2005, an $87.5 million increase over the $165.2 million reported as of December 31, 2004. Interest-bearing demand deposits increased $25.9 million to $132.8 million at December 31, 2005 compared to $106.8 million at December 31, 2004. Money market deposit accounts increased by $420.7 million to $1.3 billion at December 31, 2005 as compared to $837.1 million at December 31, 2004. Other time deposits increased by approximately $255.7 million to $579.0 million as compared to $323.3 million at year-end 2004. Brokered deposits increased to $586.6 million at December 31, 2005 from $423.1 million at December 31, 2004.

The following table presents the balances of deposits by category and each category as a percentage of total deposits at December 31, 2005, 2004 and 2003.

	December 31,
	2005		2004		2003
	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
	(dollars in thousands)
Non-interest bearing demand	$252,625	9%	$165,170	9%	$135,110	9%
Savings	14,596	1	17,067	1	9,795	1
Interest-bearing demand	132,787	5	106,846	6	85,083	5
Money market	1,257,757	44	837,096	45	552,439	36
Brokered deposits	586,605	21	423,147	22	447,948	29
Other time deposits	579,013	20	323,309	17	316,984	20
Total deposits	$2,823,383	100%	$1,872,635	100%	$1,547,359	100%

The aggregate amounts of time deposits, in denominations of $100,000 or more (including brokered deposits), by maturity, are shown below as of the dates indicated:

	December 31,
	2005	2004
	(in thousands)
Three months or less	$313,167	$206,390
Over three through six months	235,231	104,899
Over six through twelve months	231,103	130,239
Over twelve months	307,722	246,766
Total	$1,087,223	$688,294

Over the past several years, our clients have chosen to keep the maturities of their deposits short. We expect these short-term certificates of deposit to be renewed on terms and with maturities similar to those currently in place. In the event that certain of these certificates of deposits are not renewed and the funds are withdrawn from the banks, those deposits will be replaced with traditional deposits, brokered deposits, borrowed money or capital, or we will liquidate assets to reduce our funding needs.

The scheduled maturities of time deposits (including brokered deposits) as of December 31, 2005, for the years 2006 through 2010 and thereafter, are as follows:

For year ending December 31,	(in thousands)
2006	$839,190
2007	133,123
2008	37,739
2009	36,326
2010 and thereafter	119,239
Total	$1,165,617

We continued to utilize brokered deposits as a source of funding for growth in our loan portfolio in 2005. As of December 31, 2005, we held twelve outstanding brokered deposits containing unexercised call provisions. We have brokered deposits with approximately nine different brokers and we receive periodic information from other brokers regarding potential deposits.

The scheduled maturities of brokered deposits, net of unamortized prepaid broker commissions, as of December 31, 2005, for each quarter in 2006, and for the years 2007 through 2010 and thereafter, are as follows:

Scheduled Maturities of Brokered Deposits
net of unamortized prepaid brokered commissions
at December 31, 2005

Maturity Date	Rate (1)	12/31/2005
		(in thousands)
1st quarter 2006	3.55%	$70,079
2nd quarter 2006 (2)	3.42%	131,971
3rd quarter 2006	4.05%	112,714
4th quarter 2006	4.47%	11,086
2007	4.07%	102,232
2008-2009 (3)	4.06%	55,958
Thereafter (4) (5)	5.14%	104,881
Unamortized prepaid broker commissions		(2,316)
Total brokered deposits, net of unamortized prepaid broker commissions		$586,605

(1)	Represents the all-in rate of each brokered deposit.
(2)
On December 28, 2005, the Company issued $20.0 million brokered deposits with a fixed-rate of 4.60% and a maturity of June 28, 2006. The Company simultaneously designated a $20.0 million notional interest rate swap in which the Company receives a 4.60% fixed rate and pays three-month LIBOR minus 12.5 basis points for the same term.

(3)
This segment includes two callable deposits: a $15.0 million brokered deposit with a maturity date of 3/26/2008 which is callable monthly and a $5.0 million brokered deposit with a maturity of 6/12/2009 which is callable monthly.

(4)
This segment includes several callable deposits: a $1.6 million brokered deposit with a maturity date of 5/19/2010 callable quarterly; a $3.6 million brokered deposit with a maturity date of 11/19/2012 callable semi-annually; a $9.9 million brokered deposit with a maturity date of 2/11/2013 callable monthly; a $10.0 million brokered deposit with a maturity date of 1/21/2014 callable monthly; a $10.0 million brokered deposit with a maturity date of 12/17/2014 callable monthly; a $7.5 million brokered deposit with a maturity of 1/28/2015 callable semi-annually; a $12.3 million brokered deposit with a maturity date of 2/27/2019 callable monthly; $9.6 million brokered deposit with a maturity date of 3/12/2024 callable semi-annually; a $9.1 million brokered deposit with a maturity date of 4/23/2024 callable monthly; and a $7.4 million brokered deposit with a maturity date of 6/30/2025, an original call date of 12/30/2005, and semi-annually thereafter.

(5)	This segment includes a zero coupon brokered deposit with a maturity date of 3/18/2024, an effective yield of 6.25% and callable semi-annually.

Membership in the FHLB System gives us the ability to borrow funds from the FHLB (Chicago) and from the FHLB of Des Moines for short- or long-term purposes under a variety of programs. We have periodically used services of the FHLB for funding needs and other correspondent services.

During 2005, our reliance on FHLB borrowings as a funding source decreased by $4.2 million from December 31, 2004. FHLB borrowings totaled $245.1 million at December 31, 2005 compared to $249.3 million at December 31, 2004. At December 31, 2005 our FHLB borrowings consisted of $171.1 million borrowed from the FHLB (Chicago), $50.0 million from the FHLB (Indianapolis), and $24.0 million from the FHLB (Des Moines). The FHLB requires us to pledge collateral in connection with obtaining FHLB advances. Our pledged collateral consists of residential real estate loans and certain qualifying multi-family loans and investment securities.

The following table presents detail on our short term borrowings for the years shown. For a detailed listing of all funds borrowed, see Note 9 to the financial statements:

Additional information for short-term borrowings (dollars in thousands):	2005	2004	2003
Average balance outstanding	$221,469	$194,888	$117,792
Maximum amount outstanding at any month-end during the year	259,643	322,189	197,477
Balance outstanding at end of year	174,950	308,089	86,338
Weighted average interest rate during year	3.08%	1.62%	0.97%
Weighted average interest rate at end of year	3.50	2.54	1.21

At December 31, 2005 and 2004, we had three FHLB letters of credit outstanding; a $3.1 million letter of credit with a maturity date of January 3, 2006 and a $6.2 million letter of credit with a maturity of February 28, 2006, both of which are held to secure public funds deposits, and a $3.3 million letter of credit that matures on October 25, 2007. We pay 0.125% per annum for FHLB letters of credit. The following table shows the maximum availability for and usage of FHLB advances and letters of credit for The PrivateBank - Chicago, The PrivateBank - St. Louis, and The PrivateBank - Michigan.

Date	Maximum Availability	Usage
	(in thousands)
As of December 31, 2005:
The PrivateBank - Chicago	$183,672	$171,129
The PrivateBank - St. Louis	30,684	24,000
The PrivateBank - Michigan	142,802	50,000
As of December 31, 2004:
The PrivateBank - Chicago	$234,228	$230,930
The PrivateBank - St. Louis	23,311	18,000

We accept deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. The State of Illinois also accepts FHLB letters of credit as collateral. At December 31, 2005 and 2004, we had approximately $185.1 million and $166.4 million, respectively, of securities collateralizing such public deposits. Deposits requiring pledged assets are not considered to be core deposits for regulatory purposes and the assets that are pledged as collateral for these deposits are not deemed to be liquid assets.

On September 29, 2005, the Company entered into a $65.0 million credit facility with LaSalle Bank NA. The new credit facility replaces an existing $40.0 million revolving credit facility that was originally entered into in February 2000 with LaSalle.

The $65.0 million credit facility is comprised of a $40.0 million senior debt facility and $25.0 million of subordinated debt. The senior debt facility is comprised of a $250,000 term loan with a maturity of December 31, 2016, and a revolving loan with a maturity of December 1, 2005. During the fourth quarter 2005, the maturity on the revolving loan was extended to December 31, 2006. Management expects to renew the revolving loan on an annual basis. The subordinated debt matures on December 31, 2016. The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 120 basis points, with a floor of 3.50%. The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 135 basis points, with a floor of 3.50%. LaSalle has made $25.0 million available on the subordinated debt facility. The subordinated debt qualifies as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System.

At December 31, 2005, the Company had $8.25 million outstanding on the senior debt facility and $5.0 million of subordinated debt outstanding. The $25.0 million subordinated debt component of the facility qualifies as Tier 2 capital. The credit facility is used for general corporate and other working capital purposes. The Company expects to further draw down on the facilities over the next year to support continued balance sheet growth.

Risk Management

We are exposed to market risk from changes in interest rates that could affect our results of operations and financial condition. We manage our exposure to these market risks through our regular operating and financing activities. During 2001, we began to hedge interest rate risk through the use of derivative financial instruments. We use derivative financial instruments as a risk management tool.

Interest Rate Risk

We use a combination of financial instruments, including medium-term and short-term financings and variable-rate debt instruments and, to a lesser extent, interest rate swaps to manage the interest rate mix of our total debt portfolio and related cash flows. To manage this mix in a cost-effective manner, in 2001 we entered into our first interest rate swap transaction in which we agreed to receive a fixed rate in exchange for payment of a floating rate based on an agreed-upon notional amount. The fair value of the swap associated with this fair value hedge was $722,423 on December 31, 2004 and matured in October 2005.

As market interest rates continued to decline to historic lows in the second half of 2002, the value of our long-term tax-exempt bank-qualified municipal bond portfolio increased. In order to protect this gain should rates rise, we entered into a $25.0 million swap agreement whereby we sold the 10-year swap and bought three-month LIBOR to act as an economic hedge to a portion of our long municipal bonds. At December 31, 2005 the market value of the interest rate swap associated with this economic hedge was a liability of $203,596. As the result of market value changes on this swap throughout 2004, $870,000 of expense was recorded as compared to $404,000 of income in 2005. One of two interest rate swaps we have entered into is designated as a fair value hedge of a fixed rate $20.0 million brokered deposit. We have agreed to receive a 4.6% fixed rate in exchange for payment of three month LIBOR minus 12.5 basis points on an agreed upon notional amount of $20.0 million. The fair value of the interest rate swap was $3,050 at December 31, 2005. The purpose of the hedge is to expand the Company’s floating rate funding exposure in response to our net interest income models. In addition, while repositioning the FHLB (Chicago) advances in the fourth quarter 2005, we repaid a floating rate $25.0 million advance costing three month LIBOR plus 12.5 basis points. The hedged transaction replaces most of this funding at a savings of 25 basis points.

During 2005 and 2004, we continued to actively manage our interest rate exposure in our balance sheet. During 2005, unrealized gains increased by $378,000 on an after-tax basis, compared to a decrease of $2.8 million in 2004. Changes in market rates gave us the opportunity to make changes to our investment security portfolio as part of the implementation of our asset liability management strategies. Throughout 2005 and 2004, we continued to replace specific investment securities with alternative investment securities with greater risk/reward parameters on a selective basis. Our net interest margin declined to 3.57% as compared to 3.67% in 2004 as a result of the flattening yield curve. During 2005 our costs on wholesale funds, short-term borrowings and deposits outpaced the increase in earning asset yields due to increases in the prime rate of interest. Approximately 70% of the loan portfolio is indexed to the prime rate of interest or otherwise adjusts with other short-term interest rates. Our net interest margin of 3.63% for 2004 was stable as compared to 3.62% for 2003. The positive impact of rising interest rates and growth in non-interest bearing account balances offset the increases in cost of funds.

We have not changed our interest rate risk management strategy from the prior year and do not foresee or expect any significant changes in our exposure to interest rate fluctuations, but we will continue to consider the use of interest rate swaps on our debt obligations in the future depending on changes in market rates of interest.

Capital Resources

Stockholders’ equity rose to $238.6 million at December 31, 2005, an increase of $41.7 million from the 2004 year-end level of $196.9 million, due to net income generated during the period and the private placement of $7.6 million in June 2005.

The Company and its banking subsidiaries are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain areas. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a banking subsidiary is not “well capitalized,” regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited as is asset growth and expansion and plans for capital restoration are required.

The following table sets forth our consolidated regulatory capital amounts and ratios as of December 31, 2005 and 2004:

	December 31,
	2005			2004
	Capital	“Well- capitalized” Standard	Excess Capital	Capital	“Well- capitalized” Standard	Excess Capital
Dollar basis (in thousands):
Leverage capital	$238,552	$166,110	$72,442	$187,115	$119,556	$67,559
Tier 1 risk-based capital	238,552	166,183	72,370	187,115	107,941	79,174
Total risk-based capital	294,894	276,971	17,923	206,101	179,902	26,199
Percentage basis:
Leverage ratio	7.18%	5.00%		7.83%	5.00%
Tier 1 risk-based capital ratio	8.61	6.00		10.40	6.00
Total risk-based capital ratio	10.65	10.00		11.46	10.00
Total equity to total assets	6.82	—		7.76	—

As of December 31, 2005, $76.0 million of the Company’s $98.0 million of trust preferred securities are included in Tier 1 capital. The Tier 1 qualifying amount is limited to 25% of Tier 1 capital under Federal Reserve regulations.

As of December 31, 2005 the Company owned 100% of the common securities of three trusts, PrivateBancorp Statutory Trust II, Bloomfield Hills Statutory Trust I and PrivateBancorp Statutory Trust III. PrivateBancorp Statutory Trust II and PrivateBancorp Statutory Trust III were established as wholly-owned subsidiaries of the Company in June 2005 and December 2005, respectively. Bloomfield Hills Statutory Trust I was acquired as part of the acquisition of BHB on June 20, 2005. The Trusts were formed for purposes of issuing trust preferred securities to third-party investors and investing the proceeds from the issuance of the trust preferred securities and common securities solely in junior subordinated debentures (“Debentures”) issued by the Company or BHB, as the case may be, with the same maturities and interest rates as the trust preferred securities. The Debentures are the sole assets of the Trusts.

On June 20, 2005, the Company issued $50.0 million in fixed/floating rate trust preferred securities through PrivateBancorp Statutory Trust II, a newly created business trust subsidiary. The trust preferred securities will pay interest quarterly at a fixed rate of 6.00% for the initial five years and then subsequently pay interest quarterly at a floating rate equal to 3 month LIBOR plus 1.71%. The trust preferred securities have a 30-year final maturity and are callable at par at the option of the Company in whole or in part after year five, on any interest payment date.

In connection with the acquisition of BHB, the Company acquired $8.0 million in floating rate junior subordinated debenture trust preferred securities. The trust preferred securities pay interest quarterly at a rate of 3 month LIBOR plus 2.65%. The trust preferred securities have a maturity date of June 17, 2034 and are callable beginning June 17, 2009 and at any interest payment date thereafter.

On December 5, 2005, the Company issued $40.0 million of trust preferred securities and related junior subordinated debentures. These securities mature in December 2035 but are redeemable at par at our option after five years. The trust preferred securities pay quarterly distributions at a rate of 6.10% for five years and thereafter at a rate equal to the three-month LIBOR rate plus 1.50%. A portion of the proceeds was used to fund the redemption, on December 31, 2005 of $20.0 million of previously outstanding 9.50% trust preferred securities that were originally issued in 2001. As a result of this redemption, the Company incurred a one-time, pre-tax charge of approximately $980,000. By refunding this $20.0 million of trust preferred securities at a rate of 6.1% from 9.5%, we will reduce our annual carrying cost by $700,000.

To be considered “well capitalized,” an entity must maintain a leverage ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0%. To be “adequately capitalized,” an entity must maintain a leverage ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0%, and a total risk-based capital ratio of at least 8.0%. At December 31, 2005, the Company, The PrivateBank - Chicago, The PrivateBank - St. Louis and The PrivateBank - Michigan exceeded the minimum levels of all regulatory capital requirements, and were considered “well capitalized” under regulatory standards. At December 31, 2005, our total risk-based capital ratio was 10.65% compared to 11.46% at December 31, 2004.

Liquidity

Liquidity measures our ability to meet maturing obligations and our existing commitments, to withstand fluctuations in deposit levels, to fund our operations and to provide for our clients’ credit needs. Our liquidity principally depends on our cash flows from our operating activities, investment in and maturity of assets, changes in balances of deposits and borrowings and our ability to borrow funds in the money or capital markets. Liquidity management involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies, formulated and monitored by our senior management and the banks’ asset/liability committees, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. Our principal sources of funds are deposits, short-term borrowings and capital contributions by PrivateBancorp to the banks funded by proceeds from draws on our line of credit or through new capital.

Our core deposits, the most stable source of liquidity due to the nature of long-term relationships generally established with our clients, are available to provide long-term liquidity. At December 31, 2005, 59% of our total assets were funded by core deposits, compared to 54% at December 31, 2004. Core deposits for purposes of this ratio are defined as to include all deposits including time deposits but excluding brokered deposits and public funds. Time deposits are included as core deposits since these deposits have historically not been volatile deposits for us.

Over the past several years, our clients have chosen to keep the maturities of their time deposits short. In the event that certain of these certificates of deposit are not renewed and the funds are withdrawn from the bank, unless those deposits are replaced with other core deposits, brokered deposits, borrowed money or capital, we will liquidate assets to reduce our funding needs.

We have continued to use FHLB advances and brokered deposits as alternative methods of funding growth. During 1999, we first utilized brokered deposits as a funding tool to enhance liquidity in anticipation of increasing loan demand. During 2005 and 2004 we maintained our brokered deposits program in order to fund liquidity of The PrivateBank - Chicago and The PrivateBank - St. Louis. In 2006, we expect to continue to rely on brokered deposits as an alternative method of funding growth. Our asset/liability management policy currently limits our use of brokered deposits to levels no more than 40% of total deposits. We do not expect our 40% threshold limitation to limit our ability to implement our growth plan. We will first look toward internally generated deposits as funding sources, but plan to supplement our funding needs with wholesale funding sources as needed. Consistent with this policy, brokered deposits to total deposits were 21% of total deposits at December 31, 2005, compared to 22% of total deposits at December 31, 2004.

Liquid assets refer to money market assets such as federal funds sold, as well as available-for-sale securities. Net liquid assets represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds and certain deposits that require collateral. At December 31, 2005, net liquid assets at The PrivateBank - Chicago were $282.7 million as compared to $272.6 million at December 31, 2004. At December 31, 2005, net liquid assets at The PrivateBank - St. Louis were $38.4 million as compared to $38.7 million at December 31, 2004. At December 31, 2005, net liquid assets at The PrivateBank - Michigan were $10.5 million.

Net cash inflows provided by operations were $36.8 million for the year ended December 31, 2005 compared to a net inflow of $31.9 million a year earlier. Net cash outflows from investing activities were $620.4 million for the year ended December 31, 2005, compared to net cash outflows of $552.6 million a year earlier. Cash inflows from financing activities for the year ended December 31, 2005 were $594.8 million compared to a net inflow of $521.3 million in 2004.

In the event of short-term liquidity needs, each of the banks may purchase federal funds from correspondent banks. On December 31, 2005, our total availability of overnight fed funds borrowings was $363.0 million, of which we had $30.0 million outstanding. Our total availability of overnight fed funds borrowings is not a committed line of credit, and is dependent upon lender availability. In addition, we currently have available borrowing capacity of $51.75 million under the $65.0 million credit facility with LaSalle Bank. We utilize this credit facility from time to time for general business purposes. At December 31, 2005, we had $13.25 in borrowings outstanding under the revolving line.

Impact of Inflation

Our consolidated financial statements and the related notes thereto included in this report have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. Under these principles and practices, we are required to measure our financial position in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

 Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
PrivateBancorp, Inc.

We have audited the accompanying consolidated balance sheets of PrivateBancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PrivateBancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with the U.S. generally accepted accounting principles.

As described in Note 11 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share−Based Payment,” effective January 1, 2006, which was applied retrospectively to prior periods.

We have also audited, in accordance with the standards of the Public Company Oversight Board (United States), the effectiveness of PrivateBancorp, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
March 2, 2006, except for Note 11 as to which the date is September 18, 2006